Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD 73 74U and 74V correctly the correct answers are as follows



				A	C	Institutional	P
72. DD) Total income distributions
Directional Allocation Fund	n/a	n/a	n/a	n/a
RBP Dividend Fund		103	78	165	23
RBP Large-Cap Defensive Fund	28	26	40	2
RBP Large-Cap Market Fund	9	19	22	1
RBP Large-Cap Value Fund	3	4	45	1
72. EE) Total capital gains distributions
Directional Allocation Fund	n/a	n/a	n/a	n/a
RBP Dividend Fund		n/a	n/a	n/a	n/a
RBP Large-Cap Defensive Fund	565	657	1,018	40
RBP Large-Cap Market Fund	189	415	439	20
RBP Large-Cap Value Fund	12	32	148	1
73. A)  Total income distribution pershare
Directional Allocation Fund	n/a	n/a	n/a	n/a
RBP Dividend Fund		0.1799	0.1240	0.2349	0.2104
RBP Large-Cap Defensive Fund	0.0484	0.0389	0.0378	0.0374
RBP Large-Cap Market Fund	0.0146	0.0144	0.0152	0.0148
RBP Large-Cap Value Fund	0.1029	0.0542	0.1478	0.1207
73. B) Total capital gains distribution pershare
Directional Allocation Fund	n/a	n/a	n/a	n/a
RBP Dividend Fund		n/a	n/a	n/a	n/a
RBP Large-Cap Defensive Fund	0.9688	0.9688	0.9688	0.9688
RBP Large-Cap Market Fund	0.3099	0.3099	0.3099	0.3099
RBP Large-Cap Value Fund	0.4854	0.4854	0.4854	0.4854
74.U) Shares outstanding
Directional Allocation Fund	11,015	20,818	18,271	2,475
RBP Dividend Fund		567	562	523	109
RBP Large-Cap Defensive Fund	552	773	954	73
RBP Large-Cap Market Fund	497	1,019	713	37
RBP Large-Cap Value Fund	16	49	258	16
74. V) Net asset value pershare
Directional Allocation Fund	$13.16	$12.80	$13.37	$13.22
RBP Dividend Fund		$11.55	$11.48	$11.38	$11.61
RBP Large-Cap Defensive Fund	$10.43	$10.28	$10.78	$10.65
RBP Large-Cap Market Fund	$10.17	$9.92	$10.60	$10.41
RBP Large-Cap Value Fund	$9.67	$9.49	$9.61	$9.46